EXHIBIT 99.1

Contact: Susan B. Railey
         (301) 468-3120
         Sharon Bramell                                    FOR IMMEDIATE RELEASE
         (301) 468-3130



                      AIM 86 DECLARES MONTHLY DISTRIBUTION
                          FOR JUNE OF 13 CENTS PER UNIT

                Includes Mortgage Proceeds of 11.5 Cents Per Unit


               Total for the Second Quarter is 29.5 Cents Per Unit


                                -----------------


     ROCKVILLE, MD, June 20, 2003 -- (AMEX/AIJ) The general partner of American Insured Mortgage Investors L.P. - Series 86 (AIM 86) today declared the monthly distribution for June 2003 in the amount of 13 cents per unit. Holders of record on June 30, 2003 will receive this amount as part of the second quarter distribution which will be paid on August 1, 2003.

The June distribution of 13 cents per units includes the following:

-    1.5 cents per unit regular cash flow; and

- 11.5 cents per unit mortgage proceeds due to the prepayment of the mortgage on Maple Manor.

     Record dates for the AIM 86 distributions occur at the end of each month. Distributions are paid approximately one month after the end of each calendar quarter and include the three amounts declared during the quarter. The total distribution of 29.5 cents per unit for the second quarter includes two cents per unit regular cash flow for the months of April and May, 1.5 cents per unit regular cash flow for the month of June, plus 12.5 cents per unit mortgage proceeds for the month of April and 11.5 cents per unit mortgage proceeds for the month of June.